PROSPECTUS
RISK FACTORS
THE COMPANY
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
IMPORTANT NOTICE TO READERS
FORWARD-LOOKING STATEMENTS

Filed pursuant to Rule 424(b)(3)
Registration Number 333-124520

PROSPECTUS

          financial corporation

Mackinac Financial Corporation
3,076,920 Shares
Common Stock (no par value per share)

     This prospectus relates to the proposed sale from time to time by selling shareholders of shares of common stock of Mackinac Financial Corporation. The shares were originally issued and sold by Mackinac Financial Corporation in private placements on December 15, 2004, pursuant to Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. This prospectus will be used by selling shareholders to resell their shares of the common stock.

     We will not receive any proceeds from the sale of the shares of our common stock offered by this prospectus. Holders of the shares of our common stock may offer the common stock for sale at any time at market prices prevailing at the time of sale or at privately negotiated prices.

     The shares may be offered by the selling shareholders from time to time in transactions in the open market, in privately negotiated transactions, in brokerage transactions or a combination of these methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The shares may be sold to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom the broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders also may enter into hedging transactions in connection with distribution of the shares or otherwise. See “Plan of Distribution.”

     Our common stock is listed on The NASDAQ SmallCap Market under the symbol “MFNC.” The closing sales price of the common stock on May 25, 2005 was $13.55 per share.

     Our principal executive offices are located at 130 South Cedar Street, Manistique, Michigan 49854, and our telephone number is (800) 200-7032.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus to read about factors you should consider before buying our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The shares of common stock offered hereby are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other government agency.

The date of this prospectus is May 26, 2005.

RISK FACTORS

     You should carefully consider the risks described below before investing in our common stock. The risks described below are not the only ones facing us. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business. Our business could be harmed by any or a combination of these risks. The trading price of our common stock could decline due to any or a combination of these risks and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes. Unless the context requires otherwise, the terms “us,” “we” and “our” includes our principal banking subsidiary, North Country Bank and Trust (the “Bank”), and the term “Mackinac” refers to only Mackinac Financial Corporation.

     We face continued risk of additional litigation and regulatory enforcement actions.

     In March 2003, the Bank entered into a formal Cease and Desist Order (the “Order”) under federal and state banking laws. The Order was originally imposed due to a number of regulatory violations and operational deficiencies identified in the Order. As a result of this Order, the Bank initiated significant management and operational changes along with balance sheet strategies designed to comply with the Order. The Order was terminated on February 8, 2005. The Bank is, however, subject to an informal agreement with federal and state banking regulators which has the following financial related action requirements: we are required to maintain the Bank’s Tier 1 equity at a minimum of 8% and the Bank is prohibited from paying dividends without prior written consent. We are also subject to various lawsuits stemming from actions and events that occurred under previous management. We cannot guarantee that we will not be subject to additional lawsuits, enforcement actions or civil monetary penalties related to any of these or other past actions, violations or deficiencies, including possible past violations of bank lending laws and regulations.

     Notwithstanding our recent infusion of capital, we continue to suffer significant losses.

     We have suffered significant losses from operations and these losses are expected to continue in 2005. Our independent public accountant concluded in its March 24, 2004, report on our consolidated financial statements that there was substantial doubt about our ability to continue as a going concern. Our independent public accountant’s report on our 2004 consolidated financial statements does not contain a similar qualification.

     Continued operating losses, however, could impede our ability to execute our business plan if such losses lead to a situation where our Tier 1 capital level falls below that required by our agreement with federal and state banking regulators.

     We are subject to government regulation that could limit or restrict our activities, which in turn could adversely impact our operations.

     The financial services industry is regulated extensively. Federal and state regulation is designed primarily to protect the deposit insurance funds and consumers, and not to benefit our shareholders. These regulations can sometimes impose significant limitations on our operations. In addition, these regulations are constantly evolving and may change significantly over time.

     New laws and regulations or changes in existing laws and regulations or repeal of existing laws and regulations may adversely impact our business. The impact on us and our financial performance of the various rule makings by the SEC and NASDAQ, including additional rules implementing the provisions of the Sarbanes-Oxley Act of 2002, cannot presently be determined.

     Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects economic conditions for us.

     Our management team has been entirely replaced and they have not yet cured all of the problems with Mackinac and the Bank.

     Since August 1, 2003, Paul Tobias has become our Chief Executive Officer and Chairman of the Board, Eliot Stark has become our Chief Financial Officer and Executive Vice President, James Bess has become President of the Bank, Joseph Petterson our Executive Vice President, Kelly George the Bank’s Senior Vice President and Chief Lending Officer, and Ernie Krueger our Senior Vice President and Controller. Since these executives joined Mackinac and the Bank, they have devoted a majority of their efforts to dealing with the various regulatory issues that have surfaced at the Bank, as well as running the Bank’s day to day operations.

     Our future success will be heavily dependent upon our key management personnel.

     Our future success depends largely upon the continued service of our executive officers and other key management personnel who are experienced in banking and financial services. Mr. Tobias and Mr. Stark developed numerous aspects of our current business plan and the implementation of that plan depends heavily on the continued active involvement of each of them. In addition to these and other executives, we will depend on the services of our lending officers and our operational and staff officers. The unexpected loss of the services of any one of these key people would materially harm our business. Additionally, our future success and growth will depend upon our ability to recruit and retain highly skilled employees with strong community relationships and specialized knowledge in the financial services industry. The level of competition in our industry for people with these skills is intense, and our inability to successfully recruit qualified people and retain them could have a material adverse effect on our business, financial condition, results of operations and prospects.

     Our proposed business plan may not be successful and that could lead to a substantial decrease in the value of our stock.

     Our proposed business plan relies heavily upon an expansion of the Bank’s operations into Oakland County, Michigan. We believe that the Bank can successfully enter this market and compete with existing financial institutions in the area. There is no assurance that this plan will be successful or that the Bank can profitably operate in this new market. We will need to invest substantial capital and dedicate other resources to implement this business plan, and we may be unable to salvage a material portion of our investment if we fail in these efforts.

     Integrating our existing operations with new operations in Oakland County, Michigan, will be difficult, expensive and time consuming, and possibly unsuccessful.

     Our business plan requires the expansion of the Bank’s business to Oakland County, Michigan. Because Oakland County is approximately 350 miles from our current main office in Manistique, Michigan, our existing facilities and personnel may not be able to completely offer logistical support for these new operations. Accordingly, we may need to purchase or develop some of the infrastructure required for the Oakland County operations. This will be expensive and time consuming and could divert management’s attention from managing and resolving problems with our current operations in Michigan’s Upper Peninsula and northern Lower Peninsula. Additionally, the economies of Michigan’s Upper Peninsula and northern Lower Peninsula are different than the economies in Oakland County, and the surrounding areas. We may not be able to adequately service multiple markets that have different economic foundations.

     Due to our well publicized past problems, our reputation in our current market area may be so damaged that we will be unable to gain market share and become profitable in our current markets.

     We have disclosed in our SEC reports and in press releases our deteriorating financial situation, the imposition of the Order, our agreement with federal and state banking regulators, ongoing shareholder litigation, and our situation has been publicized in the various media in our markets. We believe as a result that we have lost substantial business in our current market area. It is possible that our business reputation has been so damaged by these past disclosures and occurrences that we may be unable to gain enough market share to operate profitably in our existing markets. If this occurs, we will not be able to provide the base for expansion envisioned by our business plan, and this will place additional pressure on our proposed operations in Oakland County.

     Only a limited market exists for our common stock which could lead to price volatility, losses and increased risk for investors.

     Although our common stock is designated for quotation on the NASDAQ SmallCap Market, our trading volume is very modest. We cannot assure you that an active trading market for our common stock will develop. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading of our common stock. Even if a more active market in our common stock develops, we cannot assure you that such a market will continue.

     We may not have adequately assessed the risks in our loan portfolio, and if a significant number of borrowers, guarantors or related parties fail to perform as required by the terms of their loans, we will sustain losses.

     A significant source of risk arises from the possibility that losses will be sustained if a significant number of our borrowers, guarantors or related parties fail to perform in accordance with the terms of their loans. This risk increases when the economy is weak, and is further exacerbated by our concentration of loans to borrowers in the tourism industry, which tends to be extremely cyclical. We have been criticized by banking regulators for our aggressive past lending that resulted in significant loan losses in 2002 and 2003. Although we believe that we have substantially improved the quality of our loan portfolio and properly reserved for all known and reasonably anticipated losses, there may be other losses that we have not yet identified and they may be substantial. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses on existing or future loans that could materially adversely affect our results of operations.

     We face strong competition from financial service companies and other companies that offer banking services that could hurt our business.

     The financial services business in our current market areas is highly competitive. As the Bank expands into Oakland County, Michigan, it will be faced with a large number of new competitors, most of whom will be better established and have more financial resources that we do. Competition is increasing due to changes in regulation, technological advances and the accelerating pace of consolidation among financial services providers. We face competition both in attracting deposits and in making loans. We compete for loans principally through the interest rates and loan fees we charge and the efficiency and quality of services we provide. Increasing levels of competition in the banking and financial services businesses may reduce our market share or cause the prices we charge for our services to fall. Our results may differ in future periods depending upon the nature or level of competition.

     Our business is subject to interest rate risk and changes in interest rates may adversely affect our performance and financial condition.

     Our earnings are impacted by changing interest rates. Changes in interest rates impact the demand for new loans, the credit profile of our borrowers, the rates received on loans and securities and rates paid on deposits and borrowings. The difference between the rates received on loans and securities and the rates paid on deposits and borrowings is known as interest rate spread. Given our current volume and mix of interest-bearing liabilities and interest-earning assets, we would expect our interest rate spread to increase if interest rates rise and, conversely, to decline if interest rates fall. Although we believe our current level of interest rate sensitivity is reasonable, significant fluctuations in interest rates may have an adverse effect on our business, financial condition, results of operations and prospects.

     Economic conditions in our market area could adversely affect our operations.

     Our retail and commercial banking operations are currently concentrated primarily in the Upper Peninsula of Michigan and in selected portions of the northern part of Michigan’s Lower Peninsula. As the Bank expands into Oakland County, Michigan, the Bank will have one additional area of concentration. As a result of these geographic concentrations, our results of operations currently depend, and are likely to continue to depend, largely upon economic conditions in these areas. Deterioration in economic conditions in one or more market areas could have a material adverse impact on the quality of our loan portfolio and the demand for our retail and commercial banking products and services, which in turn may have a material adverse effect on our results of operations.

     We are exposed to risk of environmental liabilities with respect to properties which we own and to which we take title.

     We own many of the properties on which we operate offices and in the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third persons for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

     Our internal operations are subject to a number of risks.

     We are subject to certain operations risks, including, but not limited to, data processing system failures and errors, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks that are insurable, but should such an event occur that is not prevented or detected by our internal controls, uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on our business, financial condition, results of operations and prospects.

     Mackinac depends on cash dividends from the Bank to meet its cash obligations.

     As a holding company, dividends from the Bank provide a substantial portion of Mackinac’s cash flow. Generally, various statutory provisions restrict the amount of dividends the Bank can pay to Mackinac without regulatory approval. Currently, the Bank is prohibited from paying dividends to Mackinac without express regulatory approval pursuant to our agreement with federal and state banking regulators.

     Provisions in our articles of incorporation and bylaws might deter a possible acquirer from pursuing an acquisition with us.

     These anti-takeover provisions may make us a less attractive target for a takeover bid or merger, potentially depriving shareholders of an opportunity to sell their shares of common stock at a premium over prevailing market prices as a result of a takeover bid or merger.

THE COMPANY

     Mackinac Financial Corporation is a bank holding company that owns all of the outstanding stock of its principal banking subsidiary, North Country Bank and Trust. The Bank has 9 branch offices located in the Upper Peninsula of Michigan and 3 branch offices located in Michigan’s Lower Peninsula, maintaining offices in Chippewa, Grand Traverse, Houghton, Luce, Manistee, Marquette, Menominee, Ontonagon, Otsego and Schoolcraft counties.

     While the Bank represents our principal asset, we also own three active non-bank subsidiaries: First Manistique Agency, Inc., an insurance agency which sells annuities as well as life and health insurance; First Rural Relending Company, a relending company making community targeted economic development loans; and North Country Capital Trust, a statutory business trust which was formed solely for the issuance of our trust preferred securities. A fourth subsidiary, North Country Financial Group, Inc. was formed as a broker of loans and leases, including tax-exempt lease/purchase financing to municipalities, but it is presently inactive.

     The Bank also has three non-bank subsidiaries: NCB Real Estate Company, which owns several properties used by the Bank; North Country Mortgage Company LLC, an entity engaged in the business of mortgage lending and brokering; and North Country Employee Leasing Company, LLC a company that leases employees to the Bank.

     We are engaged in a general commercial banking business providing a full range of loan and deposit products. These banking services include customary retail and commercial banking services, including checking and savings accounts, time deposits, interest bearing transaction accounts, safe deposit facilities, real estate mortgage lending, commercial lending, commercial and governmental lease financing, and direct and indirect consumer financing. Funds for our operation are also provided by Internet deposits and through borrowings from the Federal Home Loan Bank system, proceeds from the sale of loans and mortgage-backed and other securities, funds from repayment of outstanding loans and earnings from operations. Earnings depend primarily upon the difference between (i) revenues from loans, investments, and other interest-bearing assets and (ii) expenses incurred in payment of interest on deposit accounts and borrowings, maintaining an adequate allowance for loan losses, and general operating expenses.

USE OF PROCEEDS

     All net proceeds from the sale of the shares of our common stock being offered under this prospectus will go to the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares of common stock by the selling shareholders pursuant to this prospectus. We have agreed to bear the expenses (other than broker’s commissions and similar charges) of the registration of the shares, including legal and accounting fees.

SELLING SHAREHOLDERS

     The following table sets forth information, as of May 16, 2005, about the amount of common stock beneficially owned by each selling shareholder who acquired their shares as a result of the private placement completed on December 15, 2004. Unless otherwise indicated, none of the selling shareholders has had a material relationship with us during the past three years. To our knowledge there currently are no agreements, arrangements or understandings with respect to the sale of any of our common stock. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

     We prepared this table based on the information supplied to us by the selling shareholders named in the table. Ownership information about the selling shareholders may change over time. Any changed information supplied to us will be set forth in prospectus supplements or amendments to this prospectus.

	Number of		Percentage of
	Shares	Maximum	Common Stock
	Beneficially	Number of	Beneficially
	Owned Prior	Shares Being	Owned After
Name and Address of Selling Shareholder	to Offerings(1)	Offered	the Offering(2)

Axia Partners LP c/o Axia Capital Management LLC 425 Eagle Rock Avenue Roseland, New Jersey 07068	44,088	44,088	*
Axia Partners Qualified LP c/o Axia Capital Management LLC 425 Eagle Rock Avenue Roseland, New Jersey 07068	189,917	189,917	*
Axia Offshore Partners LTD c/o Axia Capital Management LLC 425 Eagle Rock Avenue Roseland, New Jersey 07068	58,478	58,478	*
Alpha US Sub Fund 1 LLC c/o Axia Capital Management LLC 425 Eagle Rock Avenue Roseland, New Jersey 07068	24,548	24,548	*
Axia Financial LP c/o Axia Capital Management LLC 425 Eagle Rock Avenue Roseland, New Jersey 07068	24,969	24,969	*
Bay Pond Partners, L.P (3) c/o Wellington Management LLP 75 State Street Boston, Massachusetts 02109	91,020	91,020	*
Bay Pond Investors (Bermuda) L.P (3) c/o Wellington Management LLP 75 State Street Boston, Massachusetts 02109	27,745	27,745	*
Banc Fund VI L.P. c/o MidBanc VI L.P. 208 South LaSalle Street, Suite 1680 Chicago, Illinois 60604	300,000	300,000	*
Canyon Balanced Equity Master Fund, Ltd. c/o Canyon Capital Advisors, LLC 9665 Wilshire Blvd., Suite 200 Beverly Hills, California 90212	10,000	10,000	*
Canyon Value Realization Fund, L.P. c/o Canyon Capital Advisors, LLC 9665 Wilshire Blvd., Suite 200 Beverly Hills, California 90212	15,000	15,000	*
Canyon Value Realization Fund (Cayman), Ltd. c/o Canyon Capital Advisors, LLC 9665 Wilshire Blvd., Suite 200 Beverly Hills, California 90212	69,000	69,000	*
Canyon Value Realization MAC-18 Ltd. c/o Canyon Capital Advisors, LLC 9665 Wilshire Blvd., Suite 200 Beverly Hills, California 90212	3,000	3,000	*
Citi Canyon Ltd. c/o Canyon Capital Advisors, LLC 9665 Wilshire Blvd., Suite 200 Beverly Hills, California 90212	1,000	1,000	*
Endicott Offshore Investors, Ltd 237 Park Avenue, Suite 801 New York, New York 10017	112,400	112,400	*

	Number of		Percentage of
	Shares	Maximum	Common Stock
	Beneficially	Number of	Beneficially
	Owned Prior	Shares Being	Owned After
Name and Address of Selling Shareholder	to Offerings(1)	Offered	the Offering(2)
Endicott Partners, L.P. 237 Park Avenue, Suite 801 New York, New York 10017	60,700	60,700	*
Endicott Partners II, L.P. 237 Park Avenue, Suite 801 New York, New York 10017	115,000	115,000	*
Engineers Joint Pension Plan c/o Endicott Management Company 237 Park Avenue, Suite 801 New York, New York 10017	11,900	11,900	*
Financial Stocks Capital Partners III L.P. 441 Vine Street, Suite 507 Cincinnati, Ohio 45202	340,000	340,000	*
First Financial Funds, Inc. (4) c/o Wellington Management LLP 75 State Street Boston, Massachusetts 02109	93,615	93,615	*
HBI Private Equity Fund I, L.P. 222 South Riverside Plaza, 7th Floor Chicago, Illinois 60606-5808	100,000	100,000	*
Hot Creek Ventures 2, L.P. 6900 South McCarran Blvd., Suite 3040 Reno, Nevada 89509	300,000	300,000	*
Institutional Benchmarks Master Fund- Centaur Event Driven Multi-Strategy Series c/o Canyon Capital Advisors, LLC 9665 Wilshire Blvd., Suite 200 Beverly Hills, California 90212	1,000	1,000	*
Keefe, Bruyette & Woods, Inc. (5) 787 7th Avenue 4th Floor New York, New York 10019	50,000	50,000	*
Lawrence Offshore Partners, LLC 9665 Wilshire Blvd., Suite 200 Beverly Hills, California 90212	18,000	18,000	*
Lawrence Partners, LP 9665 Wilshire Blvd., Suite 200 Beverly Hills, California 90212	18,000	18,000	*
PRB Investors, L.P. 600 Third Avenue, 17th Floor New York, New York 10016	150,000	150,000	*
Riggs Qualified Partners 4324 Central Ave. Western Springs, Illinois 60558	75,000	75,000	*
Sphinx Special Situations (Canyon), Segregated Portfolio c/o Canyon Capital Advisors, LLC 9665 Wilshire Blvd., Suite 200 Beverly Hills, California 90212	1,000	1,000	*
SuNOVA Long Term Opportunity Fund, L.P. 780 Third Avenue, 5th Floor New York, New York 10017	15,588	15,588	*
SuNOVA Offshore Ltd. 780 Third Avenue, 5th Floor New York, New York 10017	121,640	121,640	*
SuNOVA Partners, L.P. 780 Third Avenue, 5th Floor New York, New York 10017	67,900	67,900	*
Value Realization Fund c/o Larry Garshofsky 9665 Wilshire Blvd., Suite 200 Beverly Hills, California 90212	3,915	3,915	*
KBW Small Cap Financial Services Fund L.P. c/o KBW Asset Management 2 Hudson Place, 4th Floor Hoboken, New Jersey 07030	44,700	44,700	*
DCM Limited c/o KBW Asset Management 2 Hudson Place, 4th Floor Hoboken, New Jersey 07030	5,300	5,300	*

	Number of		Percentage of
	Shares	Maximum	Common Stock
	Beneficially	Number of	Beneficially
	Owned Prior	Shares Being	Owned After
Name and Address of Selling Shareholder	to Offerings(1)	Offered	the Offering(2)
Legatus Partners Limited Partnership 3707 West Maple Road Bloomfield Hills, Michigan 48301	15,000	15,000	*
G&G Partners, L.P. 3707 West Maple Road Bloomfield Hills, Michigan 48301	22,500	22,500	*
Robert H. Orley (6) 40900 Woodward Ave., Suite 130 Bloomfield Hills, Michigan 48304	25,641	25,641	*
Diane N. Bielfield Trust 4762 S. Chipping Glen Bloomfield Hills, Michigan 48302	10,250	10,250	*
McDonald Investments Inc. C/FBO Walter J. Aspatore (7) A/C 80143905 4900 Tiedeman Road Brooklyn, Ohio 44144	2,564	2,564	*
Joseph D. Garea Revocable Trust 9645 Clayton Road St. Louis, Missouri 63124	43,750	43,750	*
Eliot R. Stark 135-431176 IRA (8) 38710 Woodward Avenue, Suite 240 Bloomfield Hills, Michigan 48304-5075	25,641	25,641	*
Tobias Capital LLC (9) 1336 N. Cranbrook Bloomfield Village, Michigan 48301	10,256	10,256	*
Paul D. Tobias IRA FBO Paul D. Tobias (9) c/o Mackinac Partners LLC 38710 Woodward Avenue, Suite 240 Bloomfield Hills, Michigan 48304	41,026	41,026	*
Randolph C. Paschke (10) c/o Wayne State University 5229 Cass Ave., 200 Rands Detroit, Michigan 48202	5,128	5,128	*
Carol Cassie 3877 W. Six Mile Drive, Suite 100 Livonia, Michigan 48152	22,000	22,000	*
Richard Davison 2640 Creve Coeur Dr. St. Louis, Missouri 63144	43,750	43,750	*
Harold Blumenstein & Penny B. Blumenstein Irrevocable Trust II 23400 Telegraph Road, Suite 202 Bingham Farms, Michigan 48025	43,750	43,750	*
Jay A. Bielfield Defined Benefit Plan & Trust 4762 S. Chipping Glen Bloomfield Hills, Michigan 48302	25,500	25,500	*
Kamar J. Fabri Inv. L.L.C. One Towne Square # 1600 Southfield, Michigan 48076	22,000	22,000	*
Laura Zausmer Revocable Inter Vivos Trust dated 10/24/91 as amended 2298 Locklin Lane West Bloomfield, Michigan 48324	22,000	22,000	*
Martin R. Goode Defined Benefit Pension Trust 7459 Middlebelt West Bloomfield, Michigan 48322	11,000	11,000	*
Martin R. Goode Living Trust 7459 Middlebelt West Bloomfield, Michigan 48322	7,500	7,500	*
Mitchell Bleznak Trust 28555 Orchard Lake Rd., Suite 220 Farmington Hills, Michigan 48334	11,000	11,000	*
Richard J. Peters 2555 N. Telegraph Bloomfield Hills, Michigan 48302	8,500	8,500	*
Richard C. Kaufman Inter-Vivos U/A dated 1/27/00 31700 Middlebelt, Suite 150 Farmington Hills, Michigan 48334	22,000	22,000	*
Rull Family Partnership 316 Gascony Way St. Loius, Missouri 63122	43,750	43,750	*
Schostak Family Investments 25800 Northwestern Highway, Suite 750 Southfield, Michigan 48075	25,641	25,641	*

	Number of		Percentage of
	Shares	Maximum	Common Stock
	Beneficially	Number of	Beneficially
	Owned Prior	Shares Being	Owned After
Name and Address of Selling Shareholder	to Offerings(1)	Offered	the Offering(2)
James A. Weissenborn 38710 Woodward Avenue, Suite 240 Bloomfield Hills, Michigan 48304	2,350	2,350	*

*	Represents less than 1% of the outstanding common stock.
1.	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.
2.	Assumes all shares offered hereby are sold.
3.	Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under Investment Advisers Act of 1940, as amended. Wellington, in its capacity as investment adviser, shares investment discretion and voting power with Bay Pond Partners, L.P. and Bay Pond Investors (Bermuda) L.P.
4.	Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under Investment Advisers Act of 1940, as amended. Wellington, in its capacity as investment sub-adviser, shares investment discretion with First Financial Fund, Inc. Wellington does not have voting power. Nominee name is Hare & Co.
5.	Keefe, Bruyette & Woods, Inc. acted as our placement agent in the private placement of the shares offered hereby which was closed on December 15, 2004. Keefe, Bruyette & Woods, Inc. has represented that it purchased the shares held by it in the ordinary course of business and that, at the time of the purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.
6.	Mr. Orley is a member of the board of directors of Mackinac.
7.	Mr. Aspatore has the power to vote and/or dispose of the shares held by this selling shareholder. He is a member of the board of directors of both Mackinac and the Bank.
8.	Mr. Stark has the power to vote and/or dispose of the shares held by this selling shareholder. He is a member of the board of directors and serves as Executive Vice President and Chief Financial Officer of both Mackinac and the Bank.
9.	Mr. Tobias has the power to vote and/or dispose of the shares held by this selling shareholder. He is a member of the board of directors and serves as Chairman of the Board and Chief Executive Officer of Mackinac and Chairman of the Board of the Bank.
10.	Mr. Paschke is a member of the board of directors of both Mackinac and the Bank.

     Because the selling shareholders may offer all or some of their shares of common stock from time to time, we cannot estimate the number of shares of common stock that will be held by the selling shareholders upon the termination of any particular offering. Each of the selling shareholders has been informed that they may be required to comply with, among other regulations, Regulation M during such time that such selling shareholder is engaged in a distribution of any of the share that we are registering by this registration statement. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

     This prospectus covers the resale by selling shareholders of shares of our common stock that they have already purchased from us. No shareholder may offer or sell shares of our common stock under this prospectus unless (i) such shareholder has notified us of his, her or its intention to include shares of our common included stock in the registration statement of which this prospectus is a part, and (ii) the registration statement has been declared effective by the Securities and Exchange Commission (“SEC”) and remains effective at the time such selling shareholder offers or sells such shares. We are required to amend the registration statement of which this prospectus is a part to reflect material developments in our business and current financial information. Each time we file a post-effective amendment to our registration statement with the SEC, it must first become effective prior to the offer or sale of shares of our common stock by the selling shareholders.

     Selling shareholders may sell their shares of common stock either directly or through broker-dealers in transactions between selling shareholders and purchasers, or otherwise. The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above. Broker-dealers may charge commissions to both selling shareholders selling common stock, and purchasers buying shares sold by a selling shareholder. Neither the selling shareholders nor Mackinac can presently estimate the amount of such compensation. We know of no existing arrangements between the selling shareholders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

     The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

     The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling shareholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-K.

     The selling shareholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such Rule. Offers or sales of the shares have not been registered or qualified under the laws of any country other than the United States. There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder.

     The selling shareholders and any such broker-dealers or agents who participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. As a result, any profits on the sale of shares of the common stock by selling shareholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling shareholders were deemed to be underwriters, the selling shareholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     We have filed the registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling shareholders. There can be no assurance that the selling shareholders will sell any or all of the offered shares.

     Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of Mackinac common stock offered by this prospectus may not simultaneously engage in market making activities with respect to Mackinac common stock during the applicable “cooling off” periods prior to the commencement of such distribution. Also, the selling shareholders are subject to applicable provisions that limit the timing of purchases and sales of Mackinac common stock by the selling shareholders.

     We have informed each of the selling shareholders that during such time as such selling shareholder is engaged in a distribution of any of the shares we are registering by this registration statement, such selling shareholder, and the affiliated purchasers of such selling shareholder, may be required to comply with regulations relating to distributions of securities by selling security holders, including Regulation M under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling shareholder, any affiliated purchasers of such selling shareholder and any broker-dealer or other person who participates in a distribution of our shares from bidding for or purchasing, or attempting to induce any person to bid for or purchase, and any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of Mackinac’s common stock to be more than it would otherwise be in the absence of these transactions. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative or deceptive practices. Each selling shareholder, each affiliated purchaser of such selling shareholder, and each distribution participant is required to consult with its own legal counsel to ensure compliance with Regulation M.

     Some states may require that registration, exemption from registration or notification requirements be met before selling shareholders may sell their common stock. Some states may also require selling shareholders to sell their common stock only through broker-dealers. We have agreed to indemnify the selling shareholders and the selling shareholders, severally, have in turn agreed to indemnify us against certain liabilities including certain liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is a part of a shelf registration statement on Form S-3, which we filed with the Securities and Exchange Commission (“SEC”) under the Securities Act. It omits some of the information set forth in the registration statement. You can find additional information about us in the shelf registration statement. Copies of the shelf registration statement are on file at the offices of the SEC. You may obtain them by paying the prescribed fee or you may examine them without charge at the SEC’s public reference facilities described below.

     We are subject to the informational requirements of the Exchange Act and, as required by the Exchange Act, we file reports, proxy statements and other information with the SEC. You may inspect these reports, proxy statements and other information without charge and copy them at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The information we file with the SEC is also available through the SEC’s web site (http://www.sec.gov).

LEGAL MATTERS

     Miller, Canfield, Paddock and Stone, p.l.c., Detroit, Michigan, will pass upon the validity of the shares of common stock being offered under this prospectus.

EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Plante & Moran, PLLC, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are “incorporating by reference” into this prospectus certain information we filed with the SEC, which means that we are disclosing important information to you by referring you to other documents that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about us. The following documents are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 31, 2005.
(b)	Our Proxy Statement for our Annual Meeting of Shareholders to be held May 25, 2005, filed on April 28, 2005.
(c)	Our Current Reports on Form 8-K; dated February 14, 2005, March 2, 2005, March 2, 2005 (8-K/A), April 27, 2005, and April 29, 2005, except for the portions thereof that are deemed furnished, and not filed, for purposes of Section 18 of the Securities Exchange Act of 1934.

     Also incorporated herein is the description of our capital stock contained in the Registration Statement on Form S-2/A (SEC File No. 333 06017) filed with the Securities and Exchange Commission on July 19, 1996 and any amendment or report filed for the purpose of updating such description.

     All documents which we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in this prospectus or in a document incorporated by reference or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to a Current Report on Form 8-K.

     This prospectus incorporates documents by reference that are not presented herein or delivered with this prospectus. We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon your written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated into this prospectus and deemed to be a part of this prospectus, other than exhibits to the documents unless exhibits are specifically incorporated by reference in the documents. These documents are available upon request from Eliot R. Stark, Chief Financial Officer of Mackinac Financial Corporation. Our telephone number is (800) 200-7032.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

     The Michigan Business Corporation Act and our articles of incorporation and bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

IMPORTANT NOTICE TO READERS

     This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling shareholders may, from time to time, offer shares of our common stock owned by them. Each time the selling shareholders offers common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for more information.

FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents incorporated by reference, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, or expectations of Mackinac, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

     These risks and uncertainties should be considered in evaluating forward-looking statements. Further information concerning us and our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

     We cannot assure you that our expectations and assumptions will prove to be correct. These statements reflect our current views and are based upon certain assumptions. Actual results could differ materially from those anticipated as a result of a number of factors, including the factors discussed above and under the heading “Risk Factors” in this prospectus and in other documents we may file with the Securities and Exchange Commission. We do not intend to update or revise any forward-looking statements, whether as a result of future events, new information or otherwise, except to the extent that the reports we are required to file under the Exchange Act, contain such updates or revisions.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any document incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.